Exhibit 99.1

Nightfood Sleep-Friendly Cookies Slated for July Production

Tarrytown, NY, June 13, 2022 – Nightfood Holdings, Inc. (OTCQB: NGTF), the sleep-friendly snack company addressing the $50 billion Americans spend annually on nighttime snacks, today announced plans to launch Nightfood sleep-friendly cookies in July.

Nightfood’s “Prime-Time Chocolate Chip” is slated to be the first variety manufactured now that recipes and production tests have been finalized for that flavor. Cherry oat and snickerdoodle flavors are also nearing development completion and are expected to be produced in either July or August.

Nightfood’s sleep-friendly ice cream launched last month into hundreds of hotels in more than 40 states across the country. Significant distribution gains into thousands of additional hotel properties are projected for Nightfood ice cream in the coming months. Management believes adding additional snack formats, such as cookies, to hotel distribution will result in greater consumer trial and higher revenues per property.

One global hospitality company has already confirmed they intend to test Nightfood cookies in hotels. Management also expects to be able to leverage hotel ice cream pint sales data to facilitate the cookie rollout in other chains.

Additionally, Management believes significant distribution opportunities exist for Nightfood sleep-friendly cookies as a dessert on overnight international flights. Talks are currently ongoing with a major airline catering company which services many of the world’s largest international carriers.

“With our national ice cream hotel rollout now fully underway, we believe it’s time to take advantage of expansion into additional formats,” remarked Nightfood CEO Sean Folkson. “Like our ice cream, there is no sacrifice of taste or texture for consumers making a better nighttime snack choice. These are delicious cookies, which were specifically formulated to be both healthier and more sleep-friendly. That makes them a natural fit for hotels. And now, even hotels that don’t have ice cream freezers will be able to make Nightfood snacks available to their guests.”

Nightfood’s cookies are gluten-free and nut-free. An oat flour base was chosen because oats are naturally rich in melatonin. Date syrup was selected as a sweetener due to its higher anti-oxidant content and lower glycemic index, as well as other reported health benefits.

Compared to leading cookie brands, each serving of Nightfood sleep-friendly Prime-Time Chocolate Chip cookies contains approximately 40% less sugar, 40% less fat, 20% fewer calories, 200% more protein, and 500% more fiber. Each serving will also deliver 500mcg of vitamin B6, 500mg of inositol, and 250mg of jujube powder, along with other nutrients and ingredients selected to provide a more sleep-friendly nutritional profile for anybody snacking at night.

About Nightfood

Nightfood is pioneering the category of sleep-friendly nighttime snacking.

Over 80% of Americans snack regularly at night, resulting in an estimated 700 million nighttime snack occasions weekly, and an annual spend on night snacks of over $50 billion. The most popular choices are ice cream, cookies, chips, and candy. Recent research confirms such snacks, in addition to being generally unhealthy, can impair sleep, partly due to excess fat and sugar consumed before bed.

Nightfood’s sleep-friendly snacks are formulated by sleep and nutrition experts to contain less of those sleep-disruptive ingredients, along with a focus on ingredients and nutrients that research suggests can support nighttime relaxation and better sleep quality.

The brand is currently focused on establishing widespread national distribution of its sleep-friendly snacks in the high-margin hotel vertical. Leveraging a relationship with a global hospitality company, Nightfood began rolling into hotels across the United States in May 2022. Management believes hotels have an obligation to help guests achieve better sleep, and one way to do that is through the snacks hotels curate for sale in their grab-and-go lobby shops.

With an estimated 56,000 hotels across the United States, national distribution is expected to lead to profitability, consumer adoption of the nighttime snack category, and a strategically defensible position from which category leadership can be maintained.

Questions can be directed to investors@Nightfood.com

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Forward Looking Statements:

This current press release contains “forward-looking statements.” Statements in this press release which are not purely historical (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects” and “estimates”) are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future, including but not limited to, sales projections, potential customers, any products sold or cash flow from operations.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, (a) the inherent uncertainties associated with distribution of our products, (b) the market acceptance of our products at all levels of distribution and sale, including retail purchasers, wholesalers and hotel chains, (c) the success and commitment of our distribution partners to access distribution channels and successfully engage with sellers of our products, including, supermarkets and hotel chains, and our success in obtaining purchase orders from hotel chains, supermarkets and others, (d) competition from existing and new companies and products and (e) difficulties associated with obtaining financing on acceptable terms . These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our most recent annual report for our last fiscal year, our quarterly reports, and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Media Contact:

Simon Dang
simon@nightfood.com
718-635-2949

Investor Contact:

Stuart Smith

SmallCapVoice

investors@nightfood.com

888-888-6444, x3